EXHIBIT 99.1

Lightbridge Provides Business Update and Announces Third Quarter 2024 Financial Results

RESTON, VA, October 31, 2024 (GLOBE NEWSWIRE) – Lightbridge Corporation (Lightbridge) (Nasdaq: LTBR), an advanced nuclear fuel technology company, announced its financial results for the third quarter ended September 30, 2024, and provided an update on the Company’s continued progress.

Seth Grae, President & Chief Executive Officer of Lightbridge Corporation, commented, "The surge in demand for clean energy from major tech companies, especially as they shift towards data centers with AI chips, is driving significant investment into the nuclear power industry. These companies are increasingly funding strategic nuclear energy projects that may help them reach their zero-emission climate goals.”

“At Lightbridge, we are proud to be developing advanced nuclear fuel that enhances safety and improves the efficiency of existing reactors and the new water-cooled reactors being developed. Our fuel technology has the potential to increase power output, extend the operating cycle length, dispose of plutonium stockpiles, and be used in both current and next-generation smaller reactors. We are working with Idaho National Laboratory (INL) under a Strategic Partnership Project agreement on fabrication of coupon fuel samples for capsule irradiation testing in the Advanced Test Reactor. INL is the U.S Department of Energy’s lead national laboratory for nuclear energy R&D. We are also collaborating with MIT and Texas A&M University on evaluation of Lightbridge Fuel's potential in small modular reactors. We believe our fuel can set a new standard for nuclear energy worldwide."

Financial Highlights

The Company’s working capital position at September 30, 2024 was $25.9 million with no outstanding debt.

Cash Flows Summary

Cash and cash equivalents were $26.6 million at September 30, 2024, compared to $28.6 million at December 31, 2023, a decrease of $2.0 million, consisting of the following:

•

Cash used in operating activities for the nine months ended September 30, 2024, was $5.7 million, an increase of $1.5 million compared to $4.2 million for the nine months ended September 30, 2023. This increase was primarily due to increased spending on R&D, general and administrative expenses, and changes in working capital.

•

Cash provided by financing activities for the nine months ended September 30, 2024, was $3.7 million, a decrease of $0.8 million compared to $4.5 million in the nine months ended September 30, 2023. This decrease was due to a decrease in the net proceeds from the issuance of common stock by our at-the-market (ATM) facility.

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Balance Sheet Summary

Total assets were $27.6 million, and total liabilities were $1.2 million at September 30, 2024. Working capital was $25.9 million at September 30, 2024, versus $28.3 million at December 31, 2023. This decrease of $2.4 million in working capital was due primarily to the factors impacting cash flows, as described above.

•	Stockholders’ equity was $26.5 million at September 30, 2024, as compared to $28.9 million at December 31, 2023.

Operations Summary

•

General and administrative expenses amounted to $1.7 million for the three months ended September 30, 2024, compared to $1.6 million for the three months ended September 30, 2023. The increase of $0.1 million was primarily due to an increase in employee compensation of $0.1 million, and an increase in stock-based compensation of $0.1 million, offset by a decrease in professional fees of $0.1 million.

•

Lightbridge’s total research and development expenses (R&D) amounted to $1.3 million for the three months ended September 30, 2024, compared to $0.5 million for the three months ended September 30, 2023, an increase of $0.8 million. This increase primarily consisted of an increase in INL project labor costs and outside R&D expenses of $0.2 million, an increase in the Centrus Energy FEED Study of $0.1 million, an increase in allocated employee compensation and employee benefits of $0.3 million due to an increase in R&D employees, an increase in consulting fee of $0.1 million and an increase in IT expenses of $0.1 million.

•

Total other income was $0.3 million for the three months ended September 30, 2024, unchanged compared to the three months ended September 30, 2023. The Company’s interest income earned from the purchase of treasury bills and from our bank savings account for the three months ended September 30, 2024 was constant, as compared to the three months ended September 30, 2023.

•	Net loss was $2.7 million for the third quarter ended September 30, 2024, compared to $1.8 million for the third quarter ended September 30, 2023.

CONFERENCE CALL & AUDIO WEBCAST

The conference call will be led by Seth Grae, President, and Chief Executive Officer, with other Lightbridge executives available to answer questions.

To access the call by phone, please register at this link (registration link), and you will be provided with dial-in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes before the scheduled start time. The webcast can be accessed at the following link (webcast).

A webcast replay will also be available for a limited time at the following link (webcast replay).

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About Lightbridge Corporation

Lightbridge Corporation (NASDAQ: LTBR) is focused on developing advanced nuclear fuel technology essential for delivering abundant, zero-emission, clean energy and providing energy security to the world. The Company is developing Lightbridge Fuel™, a proprietary next-generation nuclear fuel technology for existing light water reactors and pressurized heavy water reactors, significantly enhancing reactor safety, economics, and proliferation resistance. The Company is also developing Lightbridge Fuel for new small modular reactors (SMRs) to bring the same benefits plus load-following with renewables on a zero-carbon electric grid.

Lightbridge has entered into two long-term framework agreements with Battelle Energy Alliance LLC, the United States Department of Energy’s operating contractor for Idaho National Laboratory, the United States' lead nuclear energy research and development laboratory. DOE’s Gateway for Accelerated Innovation in Nuclear program has twice awarded Lightbridge to support the development of Lightbridge Fuel over the past several years. Lightbridge is participating in two university-led studies through the DOE Nuclear Energy University Program at Massachusetts Institute of Technology and Texas A&M University. An extensive worldwide patent portfolio backs Lightbridge’s innovative fuel technology. Lightbridge is included in the Russell Microcap® Index. For more information, please visit www.ltbridge.com.

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Forward Looking Statements

With the exception of historical matters, the matters discussed herein are forward-looking statements. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to: Lightbridge’s ability to commercialize its nuclear fuel technology; the degree of market adoption of Lightbridge’s product and service offerings; Lightbridge’s ability to fund general corporate overhead and outside research and development costs; market competition; our ability to attract and retain qualified employees; dependence on strategic partners; demand for fuel for nuclear reactors; Lightbridge’s ability to manage its business effectively in a rapidly evolving market; the availability of nuclear test reactors and the risks associated with unexpected changes in Lightbridge’s fuel development timeline; the increased costs associated with metallization of Lightbridge’s nuclear fuel; public perception of nuclear energy generally; changes in the political environment; risks associated with war in Europe; changes in the laws, rules and regulations governing Lightbridge’s business; development and utilization of, and challenges to, Lightbridge’s intellectual property; risks associated with potential shareholder activism; potential and contingent liabilities; as well as other factors described in Lightbridge's filings with the Securities and Exchange Commission (the “SEC”). Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

A further description of risks and uncertainties can be found in Lightbridge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and in its other filings with the SEC, including in the sections thereof captioned “Risk Factors” and “Forward-Looking Statements”, all of which are available at http://www.sec.gov/ and www.ltbridge.com.

Investor Relations Contact:

Matthew Abenante, IRC

Director of Investor Relations

Tel: +1 (347) 947-2093

ir@ltbridge.com

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2024	2023
ASSETS
Current Assets
Cash and cash equivalents	$26,634,951	$28,598,445
Prepaid expenses and other current assets	403,922	207,063
Total Current Assets	27,038,873	28,805,508
Other Assets
Prepaid project costs and other long-term assets	472,875	483,000
Trademarks	108,865	108,865
Total Assets	$27,620,613	$29,397,373

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$1,159,566	$486,326
Total Current Liabilities	1,159,566	486,326

Stockholders’ Equity
Preferred stock, $0.001 par value, 10,000,000 authorized shares, 0 shares issued and outstanding at September 30, 2024 and December 31, 2023	—	—
Common stock, $0.001 par value, 25,000,000 authorized, 15,276,331 shares and 13,698,274 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	15,276	13,698
Additional paid-in capital	186,693,926	181,295,125
Accumulated deficit	(160,248,155)	(152,397,776)
Total Stockholders’ Equity	26,461,047	28,911,047
Total Liabilities and Stockholders’ Equity	$27,620,613	$29,397,373

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023

Revenue	$—	$—	$—	$—

Operating Expenses
General and administrative	1,676,209	1,609,142	5,626,567	5,071,889
Research and development	1,298,601	552,751	3,232,036	1,367,650
Total Operating Expenses	2,974,810	2,161,893	8,858,603	6,439,539

Other Operating Income
Contributed services - research and development	—	—	—	31,028
Total Other Operating Income	—	—	—	31,028
Operating Loss	(2,974,810)	(2,161,893)	(8,858,603)	(6,408,511)

Other Income
Interest income	318,649	322,065	1,008,224	869,879
Total Other Income	318,649	322,065	1,008,224	869,879

Net Loss Before Income Taxes	(2,656,161)	(1,839,828)	(7,850,379)	(5,538,632)
Income taxes	—	—	—	—
Net Loss	$(2,656,161)	$(1,839,828)	$(7,850,379)	$(5,538,632)

Net Loss Per Common Share
Basic and Diluted	$(0.19)	$(0.15)	$(0.57)	$(0.47)

Weighted Average Number of Common Shares Outstanding
Basic and Diluted	14,189,787	12,252,342	13,871,756	11,902,010

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
	2024	2023
Operating Activities
Net Loss	$(7,850,379)	$(5,538,632)
Adjustments to reconcile net loss from operations to net cash used in operating activities:
Common stock issued for services	50,806	30,000
Stock-based compensation	1,229,597	901,887

Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(37,665)	(137,139)
Prepaid project costs and other long-term assets	10,125	(141,375)
Accounts payable and accrued liabilities	928,240	740,308
Net Cash Used in Operating Activities	(5,669,276)	(4,144,951)

Investing Activities
Trademarks	—	(640)
Net Cash Used in Investing Activities	—	(640)

Financing Activities
Net proceeds from the issuances of common stock and tax payments for share settlement of equity awards	3,705,782	4,481,486
Net Cash Provided by Financing Activities	3,705,782	4,481,486

Net (Decrease) Increase in Cash and Cash Equivalents	(1,963,494)	335,895
Cash and Cash Equivalents, Beginning of Period	28,598,445	28,899,997
Cash and Cash Equivalents, End of Period	$26,634,951	$29,235,892

Supplemental Disclosure of Cash Flow Information
Cash paid during the period:
Interest paid	$—	$—
Income taxes paid	$—	$—
Non-Cash Financing Activities:
Payment of accrued liabilities with common stock	$255,000	$215,000
Common stock issued for consulting services	$180,000	$—

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